Press Release

Correction – Host America Corporation
Wednesday September 29, 3:53 pm ET

In the news release, Host America and RS Services Sign Merger Agreement, issued earlier today by Host America Corporation over PR Newswire, we are advised by the company that the fourth sentence of the first paragraph should read, “… third earn-out level of $40,000,000 …” rather than “… third earn-out level of $4,000,000…” as originally issued inadvertently.